                                                                   Exhibit 10.30

                           MASTER LICENSING AGREEMENT


                                 By and Between

                         My Partner Online, Inc. (MPO),
                                      and
                                  INSYNQ, INC.

This Agreement is entered into as of this 1st day of June 2000 (the "Effective Date") by and between MPO ("My Partner Online") a Washington corporation, having its principal place of business at 705 S. 9/th/ Street, Suite 104 Tacoma, WA 98405 and InsynQ ("InsynQ"), a Washington corporation, having its principal place of business at 1101 Broadway Plaza Tacoma, WA 98402.

     RECITALS

A. WHEREAS, INSYNQ has developed and distributes proprietary services that enable application hosting over the Internet;

B. WHEREAS, MPO wishes to obtain a license to sell such services on the terms and conditions set forth herein, and INSYNQ wishes to license the sale of such services to MPO on such terms and conditions.

NOW THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1.   DEFINITIONS.

1.1 "Application Hosting" means the process of installing software on a server located in InsynQ's data center and providing ongoing outsourced services including, but not limited to data back-up, application delivery and data storage for a third party.

1.2 "Licensing" means a third party, including any subsidiary, parent or related or affiliated company of MPO, that is appointed by MPO to promote, market and sublicense the service to End Users.

1.3 "End User" means a third party who licenses a copy of the Product for internal use and not for resale.

1.4 "MPO Products" means the services provided, in support of products used and distributed by the MPO offering which are listed on Exhibit B attached hereto, and incorporated herein by reference.

1.5 "Trademarks" means the trademarks, logos, and trade names used by INSYNQ in connection with the Services and Documentation which are provided by INSYNQ to MPO from time to time. In addition any trademarks, logos used by MPO.

2.   LICENSE GRANTS.

2.1 License. Subject to the terms and conditions of this Agreement, INSYNQ hereby grants MPO a non-exclusive, worldwide license to promote, market, distribute and sublicense application hosting services, bundled or unbundled with MPO products (services), to End Users.

2.2  Distribution.

  (a) MPO may distribute the application hosting services, bundled with MPO services, through Licensee provided that prior to providing the services to any Licensee MPO enters into a written agreement with such Licensee ("Distribution Agreement") containing at a minimum provisions at least as protective of INSYNQ and not materially less restrictive on Licensing than those as set forth in this Agreement. It is understood that so long as a Distribution Agreement complies with the foregoing, it may be a standard form of distribution agreement that MPO uses for its other products.


  (b) MPO will use its best efforts to ensure that all Licensees abide by the terms of their Distribution Agreements and, upon request by INSYNQ, shall keep INSYNQ apprised of its activities to enforce such terms with particular Licensees. In addition, MPO shall take all reasonable steps to ensure that INSYNQ shall have the right to enforce such agreements as an intended third party beneficiary. MPO further agrees that (i) INSYNQ may join MPO as a named plaintiff in any suit relating to the Services brought by MPO against any Licensing and (ii) MPO will take such other actions, give such information, and render such aid, as may be necessary to allow INSYNQ to bring and prosecute such suits.

2.3 Documentation. In addition to the rights granted to MPO to reproduce the Services pursuant to Section 2.1 above, and subject to the terms and conditions of this Agreement, INSYNQ hereby grants to MPO the right to reproduce and distribute the documentation produced by InsynQ including but not limited any service level agreements, marketing collateral, connectivity guidelines and/or rates, in whole or in part, in connection with its marketing and licensing of the Services.

2.4 No Other Grant. Except as expressly provided herein, INSYNQ does not grant to MPO any right or license, express or implied Documentation or Trademarks.

3.0   MPO OBLIGATIONS.

3.1 Promotion of Product (services). MPO shall use reasonable commercial efforts to market, promote, and distribute InsynQ's services by marketing said services through their sales activity to end-users interested in utilizing the MPO products (services) in an outsourced environment.

3.2 Advertising. MPO shall not make any representations or warranties with respect to the application hosting services provided by InsynQ that are inconsistent with the descriptions and warranties contained in the Documentation and shall not make any representations or warranties on INSYNQ's behalf.

3.3 Sales Personnel. If MPO has sales personnel it will equip its sales personnel with adequate training, marketing, sales and technical literature as determined by MPO's reasonable judgment.

3.4 Press Release. Neither party shall have the right to issue any press release concerning this Agreement without the other party's prior approval. The parties shall, however, cooperate so that each party may issue such a press release.

3.5 Support. MPO shall be solely responsible for providing Level 1 support defined as taking the end-user customer's first call and identifying whether the incident is an application and/or service problem specifically or a InsynQ service incident. In order to support its Licensees and all End Users for services provided by InsynQ MPO shall prominently display MPO's technical support telephone number in the documentation and other material accompanying distribution of services. Provided that INSYNQ shall have complied with its obligations under Section 5.3, MPO shall ensure that all questions regarding the use or operation of the Services distributed hereunder are directed to and answered by MPO. MPO shall not represent to any third party that INSYNQ is available to answer any customer questions directly and INSYNQ shall have no obligation to furnish any assistance, information or documentation with respect to the Services to any Licensing or End User. INSYNQ shall refer any customer service questions relating to copies of the Services distributed hereunder to MPO.

3.6. Compliance with Law. MPO shall comply with all laws and regulations applicable to MPO's performance and the marketing and distribution of the Services and Products hereunder. Without limiting the generality of the foregoing, MPO (a) shall not distribute the Services in any country where such distribution would be unlawful; and (b) shall comply with all Department of Commerce and other United States exports controls regarding the license and delivery of technology and MPO Products abroad including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration.

3.7 Trademark Use. Use. During the term of this Agreement, MPO may and without obligation use and reproduce the Trademarks, including but not limited to InsynQ, Inc.(TM), InterlynQ Server(TM), IdesQ Applicance(TM), and additional products as developed, in connection with MPO's marketing, advertising, promotion, and distribution of the Product and/or Services. MPO's use of the Trademarks shall not create any right, title or interest therein. MPO shall use the Trademarks only in a manner which complies in all material respects with INSYNQ's policies in effect from time to time.

3.8 Goodwill. If MPO, in the course of distributing the services, acquires any goodwill or reputation in any of the Trademarks, all such goodwill or reputation shall automatically vest in INSYNQ when and as, on an on-going basis, such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to MPO and MPO agrees to take all such actions necessary to effect such vesting. MPO shall not contest the validity of any of the Trademarks or INSYNQ's exclusive ownership of them.

3.9 Protection of Rights. MPO shall use reasonable efforts to protect INSYNQ's proprietary rights, to the extent that it is aware of those proprietary rights, related to the services, including without limitation, INSYNQ's copyright, patent, trade secret, and trademark rights ("Proprietary Rights"), and to cooperate without charge in INSYNQ's efforts to protect its Proprietary Rights. MPO shall promptly notify INSYNQ of any known or suspected infringements of INSYNQ's Proprietary Rights that come to MPO's attention. INSYNQ shall have the exclusive right to institute infringement or other appropriate legal action against alleged prospective or actual infringes of its Proprietary Rights. INSYNQ shall incur all expenses in connection therewith and shall retain all monetary recoveries received there from. MPO shall not take any action to jeopardize, limit or interfere with INSYNQ's ownership of and rights in the Services.

4.    COMPENSATION.

4.1 Fees. MPO shall pay INSYNQ the amounts set forth on Exhibit C attached hereto and incorporated herein by reference pursuant to the schedule set forth therein.

4.2 Payment in United States Currency. All payments shall be made in United States Dollars, free of any withholding tax and of any currency control or other restrictions to INSYNQ at the address indicated by INSYNQ to MPO.

4.3 Payment Schedule. All payments for InsynQ services shall be due and payable by the 15/th/ day of each month following the month in which the actual services were billed.

4.4 Nonrefundable. Subject to InsynQ's substantial performance of its obligations as set forth in this Agreement, all amounts received by InsynQ hereunder shall be nonrefundable.

5.    INSYNQ'S OBLIGATIONS.

  5. 1    Uptime. ASP warrants that it shall maintain the following service levels with respect to its End User customers. ASP's systems will be operational such that End Users have the ability to access the Software a minimum of 97% of the time. ASP has contractually agreed with MPO that access to the Software by their End User customers will be available. In the event that InsynQ is unable to meet the guaranteed 97% service level agreement, MPO shall be compensated as follows: The aforementioned up-time, does not include telco lines, or it's ancillary components between InsynQ and the customers site. The uptime will be predicated on monthly increments which will commence on the first day of each month.

      97%+ uptime              0% discount
      90% - 96.99%             7% discount off impacted customer's service fees


   5.2    Maintenance and Support.

(a) General. INSYNQ shall provide maintenance and technical support to MPO during INSYNQ's regular business hours (9 am to 5 pm, Pacific time) with on-call pager service starting at 5am Pacific Time. All support shall be provided in English from INSYNQ's offices, via a 1-800 telephone line unless otherwise agreed in advance in writing. INSYNQ shall make best efforts to respond to all requests for support within thirty (30) minutes. MPO may make requests for support by telephone, pager, fax, e-mail or any other reasonable means. INSYNQ's obligation to provide support under this Section 5.2 shall extend solely to requests for support received from MPO.

6     CONFIDENTIALITY.

6.1 Confidential Information. "Confidential Information" means (i) the terms and conditions of this Agreement, and (ii) any and all other information disclosed by one party to the other which is marked "confidential" or "proprietary", including oral information which is designated confidential at the time of disclosure, provided that it is reduced to a written summary marked "confidential" which is supplied to the other party within thirty (30) days of the oral disclosure. Subject to the provisions of Section 7.2, all information regarding the services, including without limitation, all information with respect to the use, installation and operation of the services, whether received by MPO from INSYNQ or developed by MPO, shall be deemed INSYNQ Confidential Information whether or not it is designated as confidential. (See attached Exhibit D -- Confidentiality)

6.2 Exclusions. "Confidential Information" does not include any information that the receiving party can demonstrate by written records: (a) was known to the receiving party prior to its disclosure hereunder by the disclosing party;
(b) is independently developed by the receiving party; (c) is or becomes publicly known through no wrongful act of the receiving party; (d) has been rightfully received from a third party authorized to make such disclosure without restriction; (e) has been approved for public release by the disclosing party's prior written authorization; or (f) has been produced or disclosed pursuant to applicable law, regulation or court order, provided that the receiving party provides prompt advance notice thereof to enable the disclosing party to seek a protective order or otherwise prevent such disclosure.

6.3 Preserving Confidentiality. Each party hereby agrees that it shall not use any Confidential Information received from the other party other than as expressly permitted under the terms of this Agreement or as expressly authorized in writing by the other party. Neither party shall disclose the other party's Confidential Information to any person or entity other than its officers, employees and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with that party consistent with this Section 7.

7.    REPRESENTATIONS AND WARRANTIES.

7.1   By INSYNQ.

(a) General. INSYNQ represents and warrants that: (i) INSYNQ owns all right, title and interest in and to the services; (ii) INSYNQ has not granted, and will not grant during the term of this Agreement, any rights in or to the Services that conflict with the rights granted to MPO hereunder; (iii) to the best of INSYNQ's knowledge the use, reproduction and distribution of the services does not infringe any United States copyright, patent (issued as of the Effective
Date), trademark or trade secret of any third party; and (iv) INSYNQ has the right, power and authority to grant the rights and licenses specified in this Agreement.

(b)   Product Warranty.

I (i) All warranty claims not made in writing or within such period shall be deemed waived. INSYNQ's sole obligation and liability, and MPO's sole remedy, with respect to any breach of the foregoing warranty shall be for INSYNQ, at its option, to correct any defects in the products and services being rendered in accordance with the procedures in Section 5.3, or to replace any defective media on which the master copy of the Services is contained or to refund to MPO the purchase price for the defective Product.

8.2 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE SERVICES IS LICENSED TO MPO "AS IS". INSYNQ MAKES NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, REGARDING THE SERVICES OR THE DOCUMENTATION, AND INSYNQ SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. INSYNQ DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE SERVICES WILL MEET MPO'S REQUIREMENTS OR THAT THE OPERATION OF THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE SERVICES WILL BE CORRECTED. FURTHERMORE, INSYNQ DOES NOT MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE SERVICES OR THE DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

9.    INDEMNIFICATION.

9.1 By INSYNQ. INSYNQ agrees to defend, indemnify and hold MPO harmless from any liability or expense paid to third parties (including without limitation reasonable attorneys' fees) incurred by MPO as a result of any judgment or adjudication against MPO or final settlement arising from any claim that the Services or Documentation under ordinary use and when used within the scope of this Agreement, infringe any United States copyright, patent (issued as of the Effective Date), trademark, or trade secret of any third party; provided that MPO provides INSYNQ with (a) prompt written notice of such claim; (b) promptly tenders to INSYNQ sole control over the defense and settlement of such claim at INSYNQ's expense and with INSYNQ's choice of counsel; and (c) full information and reasonable assistance to defend and/or settle such claim. MPO may not settle any such claim without INSYNQ's prior written consent. In the event that the Services or Documentation, or any part of any of the foregoing, is held, or in INSYNQ's sole opinion, may be held to constitute an infringement, INSYNQ, at its option and expense, may either (x) modify the Services or Documentation so they become non-infringing; (y) procure for MPO a license to use the infringing materials; or (z) accept the return of the Services and Documentation and return to MPO all unamortized portions of amounts actually received from MPO for the infringing Services using a five year straight line depreciation commencing from the Effective Date.

9.2 Exclusions. Notwithstanding the foregoing, INSYNQ will have no liability if the alleged infringement arises from (a) the modification of the Services or Documentation by any party other than INSYNQ; (b) the use of other than the then-current, unmodified Release of the Services; or (c) the combination of the Services with computer programs or products not provided to MPO by INSYNQ, unless INSYNQ authorized such combination in advance in writing.

9.3 By MPO. Except as set forth in Section 9.1, MPO hereby agrees to indemnify and hold INSYNQ harmless against any cost, liability, and expense (including reasonable attorneys' fees) arising from any action or claim brought or threatened against INSYNQ arising from (i) the sales and marketing practices of MPO, its Licensings, or MPO's or its Licensing's representatives and agents, including without limitation, any material misrepresentation, warranty or guarantee made by MPO or its agents, representatives or Licensings regarding the Services other than those contained in INSYNQ's marketing materials, the Documentation or INSYNQ's standard customer license agreements; or (ii) a claim that any of MPO's Products infringes any United States copyright, patent (issued as of the Effective Date), trademark or trade secret of any third party.

10.   LIMITATION OF LIABILITY.

IN NO EVENT WILL INSYNQ'S TOTAL AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE SERVICES OR DOCUMENTATION EXCEED THE AMOUNT OF FEES ACTUALLY PAID BY MPO TO INSYNQ HEREUNDER. IN NO EVENT SHALL INSYNQ HAVE ANY LIABILITY TO MPO OR ANY THIRD PARTY FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE OF THE SERVICES OR DOCUMENTATION OR THE FAILURE OF THE SERVICES TO PERFORM, OR FOR ANY OTHER REASON OR ON ANY THEORY OF LIABILITY. THIS LIMITATION SHALL APPLY EVEN IF INSYNQ HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THE PARTIES AGREE THAT THIS SECTION 10 REPRESENTS A REASONABLE ALLOCATION OF RISK.

11.   TERM AND TERMINATION.

11.1 Term. The term of this Agreement shall commence on the Effective Date and continue for a period of five (5) years unless earlier terminated as set forth herein. The term of this Agreement shall be automatically extended for an additional one (1) year period, unless either party notifies the other in writing a minimum of ninety (90) days prior to the termination date as set forth herein.

11.2 Termination for Breach or Insolvency. Each party shall have the right to terminate this Agreement on written notice if (a) the other party ceases to do business in the ordinary course or becomes insolvent (i.e., unable to pay its debts in the ordinary course as they come due), or is declared bankrupt, or is the subject of any liquidation or insolvency proceeding which is not dismissed within ninety (90) days, or makes any assignment for the benefit of creditors, or (b) the other party breaches any material term of this Agreement and fails to cure such breach within ninety (90) days after written notice thereof.

11.3  Effect of Termination. Upon the expiration or termination of this
Agreement:

(a) MPO shall immediately pay to INSYNQ all License Fees and any other amounts due to INSYNQ hereunder;

(b) MPO shall, within ten (10) days of such expiration or termination (i) return to INSYNQ or destroy all Confidential Information and all copies thereof, of materials received from INSYNQ and for which MPO has not paid INSYNQ a License Fee; (ii) erase any and all of the foregoing from all computer memories and storage devices within MPO's or its Licensings' possession or control; and
(iii) provide INSYNQ with a signed written statement certifying that it has complied with the foregoing obligations.

(c) All rights and licenses granted by INSYNQ hereunder to MPO shall terminate, provided such termination shall not result in the termination of End User licenses for copies of the Services that have been purchased by End Users.

(d) Notwithstanding the foregoing, upon the expiration or termination of this Agreement for any reason other than MPO's breach, MPO and its Licensings may distribute their existing inventory of the Product for a period of one hundred and eighty (180) days after the date of such expiration or termination, provided MPO pays INSYNQ License Fees on all copies of the Services so distributed. All applicable provisions of this Agreement shall continue in force solely for the purpose of permitting MPO and its Licensings to distribute such existing inventory.

(e) INSYNQ agrees that it will offer maintenance and support services to MPO's End Users after termination on terms substantially similar to those under which it provides such services to End Users who have licensed the Services directly from INSYNQ or other MPOs or Licensees.

11.4 No Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of INSYNQ or MPO. Termination shall not, however, relieve either party of obligations occurred prior to such termination.

12.   MISCELLANEOUS.

12.1 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Neither party may assign or otherwise transfer this Agreement or its rights or obligations hereunder without the other party's prior written consent, which consent may not be unreasonably withheld. Any assignment or other transfer without the other party's prior written consent will be null and void. However, either party may assign this Agreement without the other party's consent to a third party to which substantially all of the assigning party's assets are sold, assigned or otherwise transferred, provided that such third party is not a trustee in a bankruptcy or a receiver appointed for the benefit of the assigning party's creditors.

12.2 Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

12.3 Choice of Law; Jurisdiction, Venue. This Agreement shall be governed by the laws of the State of Washington. For any disputes arising out of this Agreement, the parties consent to the personal and exclusive jurisdiction of, and venue in, the state or federal courts within Tacoma, WA.

12.4 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing. Notice shall be considered delivered and effective when (a) personally delivered; (b) the day following transmission if sent by confirmed facsimile; or (c) three (3) days after posting when sent by certified or registered US Mail or by registered private carrier (e.g., DHL, FedEx, etc.). Notice shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be given by either party to the other in writing.

12.5 Independent Contractors. The parties are independent contractors with respect to each other. Each party is not and shall not be deemed to be an employee, agent, partner or legal representative of the other for any purpose and shall not have any right, power or authority to create any obligation or responsibility on behalf of the other.

12.6 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

12.7 Complete Understanding. This Agreement, including all Exhibits attached hereto and hereby incorporated by reference, constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement, either written or oral.

12.8 Further Assurances. Each party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm the other party's rights hereunder.

IN WITNESS WHEREOF, the duly authorized representatives of each of the parties hereto have executed this Agreement as of the day and year first written above.

INSYNQ, INC.                                       MY PARTNER ONLINE, INC.

By:/s/ John P. Gorsi                               By: Summer J. Mathews

Name: John P. Gorsi                                Name:  Summer J. Mathews

Title: Chairman CEO                                Title: President/COO

                                   EXHIBIT A
                          INYSYNQ'S SERVICES & Pricing

Insynq Licenses MPO to promote, resell and distribute the following services:

MESSAGING
     Microsoft Exchange server messaging services - for MPO messaging domain only
     All MPO users (internal and external) to use this messaging domain Pricing schedule: MPO Internal users - $ 15/mo/user 25MB mailbox *
                             MPO External users -$15/mo/user 15MB mailbox * Additional mailbox storage - +$10/mo + 15MB *

     * Pricing for MS/Exchange messaging services is currently fixed at the above rate; no retail pricing schedules exist at this time. Upon establishing a saleable, retail rate for Exchange messaging services, InsynQ will offer such services to MPO at a cost of 70% of the retail rate [see EQUITY section].


Supporting Services

     FRONTIER/GLOBALCROSSINGS ISP SERVICES
     InsynQ will provide MPO and it's users with, ISP and telco pricing and services at a below-market rate, but based upon a standard mark-up from InsynQ's direct cost of obtaining the product or service from it's provider.

                         EXHIBIT B Services

InsynQ licenses MPO to promote, sell and distribute the following Services applications currently licensed by distribution by InsynQ: Current and evolving hosted application set as to the pricing of these application MPO will need to confirm these prices prior to any quote. MPO's quote related to InsynQ services can be confirmed by Jim Torpey of InsynQ.

Any and all services applications currently being "hosted" from InsynQ's web site without exclusion.

                                   EXHIBIT C
                                    Services
                                 Licensing Fees


In exchange for supplying MPO with a below-market rate for subscription pricing and additionally, for forgiving the minimum monthly subscription level fee of $5000.00 a month maintenance fee and reduced subscription fees, InsynQ is to receive the right to exercise an option to purchase a 5% equity position in MPO



SERVICE AGREEMENT

     ADMINISTRATION TOOLS FOR MPO
          Ability to shadow - for MPO consultants
          InsynQ will Create Profiles for MPO customers - InsynQ will provide this service - completion within three (3) working Days (Monday through Friday) of request. (This provision will be reviewed Ninety
          (90) days from effective date of "Agreement".)

     Service Terms
          60-month term agreement (5-year)
          InsynQ supports desktop w/MS/OFFICE2K & QuickBooks(R); browser & Internet
          Pricing schedule: MPO's initial subscription cost (wholesale) - $56/user/mo ** for basic user subscription; Exchange messaging services not inclusive.
          Data Storage - 150MB allowance for single user profile
          Data Storage - 1GB allowance for single organization (more than 1 user profile)

          ** Pricing for basic subscription services to be established at a rate of 70% of current retail pricing for service and will be reviewed quarterly. Pricing for basic subscription services shall not exceed the current retail rate for above profile of $80/user/month.